Exhibit 99.1

(2) Providence Equity Partners V L.P. (“PEP V”) directly held 73,012,441 Class A Shares of Archipelago Learning Holdings, LLC, and Providence Equity Partners V-A, L.P. (“PEP V-A”) directly held 11,532,623 Class A Shares of Archipelago Learning Holdings, LLC. In connection with the Issuer’s corporate reorganization, PEP V and PEP V-A contributed their Class A Shares of Archipelago Learning Holdings, LLC in exchange for 13,307,369 shares of the Issuer’s common stock and 2,101,955 shares of the Issuer’s common stock, respectively.

Providence Equity GP V L.P. is the general partner of PEP V and PEP V-A and may be deemed to share beneficial ownership of shares owned by PEP V and PEP V-A. Providence Equity GP V L.P. disclaims this beneficial ownership, except to the extent of its pecuniary interest therein.

Providence Equity Partners V L.L.C. is the general partner of Providence Equity GP V L.P. and may be deemed to share beneficial ownership of shares owned by Providence Equity GP V L.P., PEP V and PEP V-A. Providence Equity Partners V L.L.C. disclaims this beneficial ownership except to the extent of its pecuniary interest therein.

Messrs. Jonathan Nelson, Glenn Creamer and Paul Salem each are members of Providence Equity Partners V L.L.C. and partners of Providence Equity GP L.P. and may be deemed to share beneficial ownership of shares owned by Providence Equity Partners V L.L.C., Providence Equity GP V L.P., PEP V and PEP V-A. Each of Messrs. Nelson, Creamer and Salem disclaims this beneficial ownership, except to the extent of his pecuniary interest therein.